                 Standstill and Registration Rights Agreement
                                  between
                           Vail Resorts, Inc.
                                    and
                                BAMCO, Inc.

                                 *   *   *
Standstill Covenant.     BAMCO hereby represents that it and its Affiliates
collectively beneficially own on behalf of themselves and/or their clients, as of the date hereof, 6,602,200 shares of Common Stock of Vail.  BAMCO agrees that during the term of this Agreement, it will not, directly or indirectly (through its Affiliates or otherwise), acquire, offer to acquire or agree to acquire by purchase or otherwise any additional Vail Securities except (i) as a result of a stock split, stock dividend, rights offering or similar recapitalization by Vail: (ii) the 4,000,000 shares of Common Stock of Vail to be purchased pursuant to the Stock Purchase Agreements dated the date hereof with Apollo; and (iii) up to an additional 500,000 shares of Common Stock of Vail so long as the aggregate number of shares Common Stock beneficially owned by BAMCO and it's affiliates does not exceed 11,102,200
(as adjusted for any stock split, stock dividend or recapitalization) at any time. For purposes of this Section 3, "Vail Securities" means the Common Stock and Class A Common Stock of Vail, and any other voting securities of Vail, including any securities convertible into or exercisable or exchangeable for any voting securities of Vail.
                                 *    *    *
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



                                      BAMCO, Inc.
                                      By: /s/
                                    Name:
                                   Title:


                                      Vail Resorts, Inc.

                                      By: /s/
                                    Name:
                                   Title: